EXHIBIT 99.5

PERSONAL AND CONFIDENTIAL

September 13, 2006

Lexington Corporate Properties Trust

One Penn Plaza, Suite 4015

New York, New York 10119-4015

Re:

Initially Filed Registration Statement on Form S-4 of Lexington Corporate Properties Trust (the “Company” (File No. 333-__) relating to Common Shares of beneficial interest, par value $0.0001 per share, of the Company (the “Company Common Shares”) filed on September 12, 2006)

Gentlemen:

Reference is made to our opinion letter dated July 23, 2006 with respect to the fairness to Lexington Corporate Properties Trust (the “Company”), from a financial point of view, of the exchange ratio of 0.80 Company Common Shares of Common Shares for every one share of Common Stock, par value $0.01 per share, of Newkirk Realty Trust (“NRT”) pursuant to that certain Agreement and Plan of Merger, dated as of July 23, 2006 (the “Merger Agreement”), by and between the Company and NRT.

The foregoing opinion was provided for the information and use of the Board of Trustees of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement and is not to be summarized, excerpted from or otherwise publicly referred to, nor is to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document

Lexington Corporate Properties Trust
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except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions “Summary—Opinions of Our Financial Advisors,” “The Merger—Background of the Merger,” “—Recommendation of Lexington’s Board of Trustees and Lexington’s Reasons For the Merger—Lexington’s Reasons for the Merger” and “—Opinion of Lexington’s Financial Advisor, Wachovia Securities” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, which will be filed with the Securities and Exchange Commission on the date hereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wachovia Capital Markets, LLC

WACHOVIA CAPITAL MARKETS, LLC